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                                                                    EXHIBIT 11.1

                              UOL PUBLISHING, INC.

                  STATEMENT RE: COMPUTATION OF PER SHARE LOSS

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
                                                 THREE MONTHS ENDED             SIX MONTHS ENDED
                                                      JUNE 30,                      JUNE 30,
                                              -------------------------    --------------------------
                                                 1996          1997           1996           1997
                                              ----------    -----------    -----------    -----------
Net loss per share:
Weighted average shares of Common Stock
  outstanding..............................      787,851      3,186,167        785,689      3,186,167
Shares of Series A and Series B Preferred
  Stock and Preferred Stock
     Dividends issued during the 12-month
       period prior to the initial filing
       of the S-1 (using the treasury stock
       method).............................      187,787             --        187,787             --
Shares of Common Stock issued during the
  12-month period prior to the initial
  filing of the S-1 (using the treasury
  stock method)............................        2,098             --          2,098             --
Common equivalent shares from options,
  warrants and convertible debt issued
  during the 12-month period prior to the
  initial filing of the S-1 (using the
  treasury stock method)...................      117,976             --        117,976             --
                                              ----------    -----------    -----------    -----------
     Total.................................    1,095,712      3,186,167      1,093,550      3,186,167
                                              ----------    -----------    -----------    -----------
Net loss...................................   $ (694,531)   $(2,678,788)   $(1,144,075)   $(3,774,819)
Accrued dividends to preferred
  stockholders.............................      (62,067)            --       (114,077)            --
                                              ----------    -----------    -----------    -----------
Net loss available to common
  stockholders.............................   $ (756,598)   $(2,678,788)   $(1,258,152)   $(3,774,819)

Net loss per share to common
  stockholders.............................   $    (0.69)   $     (0.84)   $     (1.15)   $     (1.18)
                                              ==========    ===========    ===========    ===========
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